McClatchy Reports Third Quarter 2013 Earnings

- Total revenues down 4.2% from Q3 2012

- Circulation revenues up 6.5%; Plus Program revenues continue to exceed expectations

- Total digital-only revenues up 13.1% from Q3 2012 with digital-only ad revenues up 10.6%

- Advertising revenues from nontraditional sources now 40.9% of total ad revenue

- Operating cash expenses, excluding severance and other charges, down 1.9% from Q3 2012

SACRAMENTO, Calif., Oct. 24, 2013 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported third quarter 2013 earnings, excluding the net impact of certain items discussed below, of $6.9 million. Earnings in the third quarter of 2012, adjusted for similar items, were $8.8 million.

On a GAAP basis, net income in the third quarter of 2013 was $7.3 million, or 8 cents per share. In the third quarter of 2012 the company reported net income of $5.1 million, or 6 cents per share.

Total revenues in the third quarter of 2013 were $293.6 million, down 4.2% from the third quarter of 2012. Advertising revenues were $194.9 million, down 8.1%, and circulation revenues were $87.0 million, up 6.5% from the same quarter in 2012. Total digital-only revenues, which include digital-only revenues from advertising and circulation, were up 13.1% compared to the same quarter last year.

Results in the third quarter of 2013 included the following items:

  severance and other charges totaling $2.3 million ($1.4 million after-tax);
  a loss from the extinguishment of debt totaling $0.9 million ($0.6 million after-tax) related to open-market repurchases;
  other items associated with moving and outsourcing operations that netted to a credit of $0.1 million (and $0.1 million after-tax);
  a gain related to the sale of the Miami property of $2.9 million ($1.9 million after-tax); and
  a reversal of interest on tax items of $0.1 million ($0.1 million after-tax) and a reduction of tax expense of $0.3 million both related to a state audit settlement.

Operating cash expenses, excluding severance and other charges discussed above, declined approximately $2.7 million, or 1.1%, from the 2012 quarter. Third quarter operating cash expenses also included a $1.8 million expense increase related to the transition at one newspaper to fee-for-service circulation delivery contracts. Excluding the impact of this change in operations, operating cash expenses were down $4.5 million in the quarter, or 1.9%, from the 2012 quarter.

Operating cash flow was $57.1 million in the third quarter of 2013, down 15.0%. (Non-GAAP measurements are discussed below.)

First Nine Months Results:

Earnings in the first nine months of 2013, excluding the net impact of certain items discussed below, were $17.3 million. Earnings in the first nine months of 2012 adjusted for similar items were $22.4 million and included a favorable tax item of $7.9 million for the release of tax reserves and related interest resulting from the expiration of statutes for certain state tax years in the second quarter of 2012. (Non-GAAP measurements are discussed below.)

On a GAAP basis, the net income in the first nine months of 2013 was $6.3 million, or 7 cents per share. Net income in the first nine months of 2012 was $29.9 million, or 35 cents per share.

Total revenues in the first nine months of 2013 were down 3.8% to $897.5 million compared to $933.1 million in 2012. Advertising revenues in the 2013 period totaled $599.6 million, down 6.9%, and circulation revenues were $261.3 million, up 4.2%.

Results in the first nine months of 2013 included the following items:

  a loss from the extinguishment of debt totaling $13.6 million ($8.6 million after-tax) related to the completion in early 2013 of both the refinancing of the company's 11.5% secured bonds due in 2017 and open-market repurchases;
  severance and other charges totaling $8.9 million ($5.5 million after-tax);
  accelerated depreciation totaling $4.1 million ($2.5 million after-tax) related to relocating Miami newspaper operations and certain other newspaper operations;
  a net write-off of production equipment at one newspaper totaling $3.0 million ($1.9 million after-tax);
  a gain related to the sale of the Miami property of $12.9 million ($8.2 million after-tax);
  a reversal of interest on tax items of $0.1 million ($0.1 million after-tax) related to a state audit settlement; and
  a net increase in tax expense totaling $0.8 million for an increase in liabilities related to tax positions taken in prior years, net of favorable state tax audit settlements.

Management's Comments:

Commenting on McClatchy's third quarter results, Pat Talamantes, McClatchy's president and CEO, said, "Our company-wide revenue performance again reflected an uneven print advertising environment. Revenue trends in the automotive and real estate classified advertising categories improved while we had larger declines in categories such as retail and national advertising compared to last quarter.

"Despite the advertising performance, our revenue diversification strategies are paying off. Growth in digital advertising, circulation and direct marketing revenues helped mitigate the overall decline in traditional newspaper advertising revenues in the 2013 third quarter.

"For the quarter, total advertising revenues were down 8.1% compared to the third quarter of 2012. This performance reflects the difficult print ad environment generally, as well as a shift in July 4th advertising into our second quarter of 2013 and slower Labor Day advertising compared to last year. Digital-only advertising revenues, however, were up 10.6% compared to the same quarter last year driven by 18.1% growth in the automotive category and 11.1% growth in the retail segment. Total digital advertising revenues at $49.0 million represented 25.1% of McClatchy's total advertising revenues in the third quarter compared to 22.9% in the third quarter of 2012. Our digital-only revenues, inclusive of both advertising and circulation, grew 13.1% in the third quarter compared to the third quarter of 2012.

"Circulation revenues continue to grow, finishing up 6.5% for the quarter as our digital subscription package, known as the Plus Program, is again exceeding expectations. In total, the Plus Program provided more than $8 million in incremental revenues in the quarter and $22.6 million to date in 2013. We now expect the program to generate between $27 million and $30 million in new revenues in 2013. Our digital paid audiences grew during the quarter with new, digital-only subscriptions from the Plus Program now totaling more than 31,000. And despite the metered paywalls installed at our newspaper websites with the Plus Program launch last year, local unique visitors to our sites grew 5.4% in the third quarter compared to the third quarter of 2012.

"Direct marketing advertising revenues were up 5.3% in the third quarter. Direct marketing continues to be an important contributor to our diversification story as it accounted for 15.8% of total advertising revenues in the quarter. When combined with digital advertising, the two categories contributed nearly 41% of our advertising revenues during the quarter.

"We are making progress with our impressLOCAL™ digital marketing service and early results are promising. impressLOCAL™ has launched in 12 of our markets, and we expect to complete the rollout to all of our markets by the end of the year. impressLOCAL™ provides a suite of online products designed to offer local businesses a comprehensive digital marketing solution. Digital display revenue is also showing momentum as we expand our sales reach through our audience extension partners, including Yahoo!, Centro, simpli.fi and other ad exchanges.

"As I mentioned earlier, growth in our digital audience continues. For the third quarter of 2013, daily average local unique visitors finished up 5.4% and our mobile daily unique visitor count was up 62.5% in the quarter compared to the third quarter of 2012. Mobile users represented 42.3% of total daily unique visitors in the quarter.

"Cash expenses, excluding severance and certain other charges, were down 1.1% in the quarter compared to the third quarter of 2012. We were again successful in reducing cash expenses this quarter even with a $2.6 million increase in pension expense and while still making investments in new revenue initiatives and enterprise-wide operating systems. Third quarter operating cash expenses also included $1.8 million in expenses related to the transition at one newspaper to fee-for-service circulation delivery contracts in July, which was also accompanied by higher circulation revenues and, therefore, had no impact on operating cash flow. Excluding the impact of this change in operations, operating cash expenses were down $4.5 million in the quarter, or 1.9% from the 2012 quarter.

"Income from our equity investments was $14.0 million this quarter, up 19.2% compared to the same quarter last year. Classified Ventures and CareerBuilder in particular continue to provide impressive financial results.

"As we look to the fourth quarter, the Christmas holiday season will be the determining factor in retail advertising performance for the quarter, and we just don't have much visibility on the holiday season yet. We expect ongoing positive momentum from the Plus Program and double-digit growth in total digital-only revenues. We're seeing some expense pressure from tough comparisons to last year's fourth quarter as well as higher costs (and offsetting increases in revenues) for the move to fee-for-service delivery contracts at certain newspapers so we expect cash expenses to be up in the low single-digit range. Cash expenses will be close to flat with prior year excluding the circulation change."

Talamantes added, "We continue our focus on high-quality journalism. In September, The Charlotte Observer and The News & Observer of Raleigh won the coveted Robert F. Kennedy Journalism Award Grand Prize for 'Prognosis: Profits,' their joint examination into the soaring profits at North Carolina's nonprofit hospitals and some of the questionable practices producing those profits. The RFK Awards, which salute outstanding reporting on human rights and social justice issues, are among the most prestigious prizes in journalism. McClatchy newsrooms have now won RFK Awards each of the last five years and seven of the last nine years.

"I'm extremely proud of our hard-working journalists throughout McClatchy who never lose sight of our core news mission and responsibility and continue to provide relevant and impactful journalism that is so important to our communities."

Regarding McClatchy's debt position, Elaine Lintecum, McClatchy's CFO, said, "Total debt at the end of the third quarter was $1.556 billion, down $10 million from the end of the second quarter of this year. Interest expense related to debt declined by $5.2 million compared to the same quarter last year, and we finished the quarter with $45.4 million in cash, compared to $21.8 million at the end of the second quarter. Our leverage ratio at the end of the third quarter as defined in our credit agreement was 4.59 times cash flow and our interest coverage was 2.55 times. Both ratios are well within the required limits of our credit agreement."

The company's statistical report, which summarizes revenue performance for the third fiscal quarter and first nine months of 2013, follows.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows and operating cash flow margins. Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, severance charges, accelerated depreciation on equipment, certain other charges, gain on sale of Miami property, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information:

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 78215751) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy:

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 30, 2012, as amended by the Form 10-K/A, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 29,	September 23,	September 29,	September 23,
	2013	2012	2013	2012
REVENUES - NET:
Advertising	$ 194,862	$ 212,023	$ 599,636	$ 644,352
Circulation	86,960	81,639	261,253	250,830
Other	11,788	12,670	36,619	37,965
	293,610	306,332	897,508	933,147
OPERATING EXPENSES:
Compensation	105,239	108,421	325,972	329,156
Newsprint, supplements and printing expense	28,908	33,058	90,462	102,365
Depreciation and amortization	27,491	30,741	87,856	92,304
Other operating expenses	104,401	101,633	313,588	305,933
	266,039	273,853	817,878	829,758

OPERATING INCOME	27,571	32,479	79,630	103,389

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,531)	(39,718)	(102,920)	(112,825)
Interest income	17	20	48	70
Equity income in unconsolidated companies, net	13,979	11,728	35,108	27,080
Gain (loss) on extinguishment of debt	(873)	(12)	(13,643)	6,074
Gain on sale of Miami property	2,925	-	12,938	-
Other - net	88	40	181	83
	(17,395)	(27,942)	(68,288)	(79,518)

INCOME BEFORE INCOME TAX PROVISION	10,176	4,537	11,342	23,871

INCOME TAX PROVISION (BENEFIT)	2,911	(556)	5,066	(6,000)

NET INCOME (LOSS)	$ 7,265	$ 5,093	$ 6,276	$ 29,871

NET INCOME (LOSS) PER COMMON SHARE:
Basic	0.08	0.06	0.07	0.35
Diluted	0.08	0.06	0.07	0.35

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	86,291	85,840	86,154	85,691
Diluted	87,230	86,369	87,035	86,417

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print Only			Digital

Revenues - Net:	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Advertising
Retail	$94,798	$106,444	-10.9%	$75,571	$87,397	-13.5%	$19,227	$19,047	0.9%
National	14,569	17,255	-15.6%	9,838	12,422	-20.8%	4,731	4,833	-2.1%
Classified Total	54,695	58,915	-7.2%	29,647	34,266	-13.5%	25,048	24,649	1.6%
Automotive	19,346	20,420	-5.3%	7,137	9,399	-24.1%	12,209	11,021	10.8%
Real Estate	8,661	8,752	-1.0%	5,265	5,536	-4.9%	3,396	3,216	5.6%
Employment	10,310	11,755	-12.3%	4,569	5,353	-14.6%	5,741	6,402	-10.3%
Other	16,378	17,988	-9.0%	12,676	13,978	-9.3%	3,702	4,010	-7.7%
Direct Marketing	30,711	29,179	5.3%	30,711	29,179	5.3%
Other Advertising	89	230	-61.3%	89	230	-61.3%
Total Advertising	$194,862	$212,023	-8.1%	$145,856	$163,494	-10.8%	$49,006	$48,529	1.0%

Circulation	86,960	81,639	6.5%
Other	11,788	12,670	-7.0%
Total Revenues	$293,610	$306,332	-4.2%

Memo: Digital-only	$31,189	$27,570	13.1%

Advertising Revenues by Market:
California	$33,050	$37,270	-11.3%	$25,500	$29,348	-13.1%	$7,550	$7,922	-4.7%
Florida	27,078	29,595	-8.5%	20,856	23,715	-12.1%	6,222	5,880	5.8%
Texas	20,799	21,970	-5.3%	15,460	16,802	-8.0%	5,339	5,168	3.3%
Southeast	57,391	61,973	-7.4%	42,269	46,845	-9.8%	15,122	15,128	0.0%
Midwest	34,459	37,397	-7.9%	25,679	28,845	-11.0%	8,780	8,552	2.7%
Northwest	21,994	23,706	-7.2%	16,092	17,939	-10.3%	5,902	5,767	2.3%
Other	91	112	-18.8%	0	0	0.0%	91	112	-18.8%
Total Advertising	$194,862	$212,023	-8.1%	$145,856	$163,494	-10.8%	$49,006	$48,529	1.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,722.0	4,141.7	-10.1%

Millions of Preprints Distributed				991.4	1,033.3	-4.1%

Average Paid Circulation*:
Daily				1,766.5	1,871.3	-5.6%
Sunday				2,645.1	2,617.1	1.1%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Advertising
Retail	$295,974	$328,493	-9.9%	$238,663	$270,177	-11.7%	$57,311	$58,316	-1.7%
National	46,085	47,575	-3.1%	31,902	34,502	-7.5%	14,183	13,073	8.5%
Classified Total	166,798	179,312	-7.0%	91,957	105,566	-12.9%	74,841	73,746	1.5%
Automotive	57,951	61,454	-5.7%	22,549	29,366	-23.2%	35,402	32,086	10.3%
Real Estate	26,263	27,825	-5.6%	16,175	17,796	-9.1%	10,088	10,029	0.6%
Employment	32,095	36,687	-12.5%	14,384	16,861	-14.7%	17,711	19,826	-10.7%
Other	50,489	53,346	-5.4%	38,849	41,542	-6.5%	11,640	11,804	-1.4%
Direct Marketing	90,408	88,421	2.2%	90,408	88,421	2.2%
Other Advertising	371	551	-32.7%	371	551	-32.7%
Total Advertising	$599,636	$644,352	-6.9%	$453,301	$499,217	-9.2%	$146,335	$145,135	0.8%

Circulation	261,253	250,830	4.2%
Other	36,619	37,965	-3.5%
Total Revenues	$897,508	$933,147	-3.8%

Memo: Digital-only	$90,035	$80,635	11.7%

Advertising Revenues by Market:
California	$101,833	$110,803	-8.1%	$79,009	$87,747	-10.0%	$22,824	$23,056	-1.0%
Florida	87,381	93,650	-6.7%	68,214	75,295	-9.4%	19,167	18,355	4.4%
Texas	64,064	68,728	-6.8%	48,216	52,753	-8.6%	15,848	15,975	-0.8%
Southeast	175,102	187,091	-6.4%	129,563	142,433	-9.0%	45,539	44,658	2.0%
Midwest	104,621	112,713	-7.2%	78,900	86,874	-9.2%	25,721	25,839	-0.5%
Northwest	66,342	70,944	-6.5%	49,399	54,115	-8.7%	16,943	16,829	0.7%
Other	293	423	-30.7%	0	0	0.0%	293	423	-30.7%
Total Advertising	$599,636	$644,352	-6.9%	$453,301	$499,217	-9.2%	$146,335	$145,135	0.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				11,549.8	12,913.8	-10.6%

Millions of Preprints Distributed				3,050.8	3,134.5	-2.7%

Average Paid Circulation:*
Daily				1,879.3	1,985.4	-5.3%
Sunday				2,713.8	2,718.1	-0.2%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Nine Months Ended
	Sept 29,	Sept 23,	Sept 29,	Sept 23,
	2013	2012	2013	2012
REVENUES - NET:
Advertising	$ 194,862	$ 212,023	$ 599,636	$ 644,352
Circulation	86,960	81,639	261,253	250,830
Other	11,788	12,670	36,619	37,965
	293,610	306,332	897,508	933,147
OPERATING EXPENSES:
Compensation excluding severance charges	104,758	106,171	324,405	325,459
Newsprint, supplements and printing expense	28,908	33,058	90,462	102,365
Other cash operating expenses	102,874	100,001	303,294	302,392
Cash operating expenses excluding
severance and other charges	236,540	239,230	718,161	730,216
Severance charges	481	2,250	1,567	3,696
Other charges	1,527	1,632	10,294	3,542
Depreciation and amortization	27,491	30,741	87,856	92,304
Total operating expenses	266,039	273,853	817,878	829,758

OPERATING INCOME	27,571	32,479	79,630	103,389
Add back:
Depreciation and amortization	27,491	30,741	87,856	92,304
Severance charges	481	2,250	1,567	3,696
Other charges	1,527	1,632	10,294	3,542
OPERATING CASH FLOW	$ 57,070	$ 67,102	$ 179,347	$ 202,931

OPERATING CASH FLOW MARGIN	19.4%	21.9%	20.0%	21.7%

Reconciliation of Net Income to Adjusted Net Income

Net Income:	$ 7,265	$ 5,093	$ 6,276	$ 29,871

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	554	8	8,656	(3,839)
Severance charges	285	1,283	925	2,111
Accelerated depreciation on equipment	94	1,398	2,477	3,936
Other charges	969	1,031	6,531	2,238
Gain on sale of Miami property	(1,855)		(8,208)	-
Reversal of interest on tax items	(57)		(96)	(4,848)
Certain discrete tax items	(337)		753	(7,046)
Adjusted net income	$ 6,918	$ 8,813	$ 17,314	$ 22,423

CONTACT: Ryan Kimball, Assistant Treasurer, 916-321-1849, rkimball@mcclatchy.com